SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

February 9, 2004

THE FINOVA GROUP INC.

(Exact Name of Registrant Specified in Charter)

Delaware	1-11011	86-0695381
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4800 N. Scottsdale Road, Scottsdale Arizona		85251-7623
(Address of Principal Executive Offices)		(Zip Code)

(480) 636-4800
(Registrant’s telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

On February 9, 2004, The FINOVA Group Inc. released the following press release:

News Release

Contact:	Jill Harness	For Immediate Release
Manager – Shareowner Services
480-636-6494

The FINOVA Group Inc. Repays $5.6 Billion Berkadia Loan

Remaining Senior Debt Significantly Exceeds Assets

No Payments to Shareholders Anticipated

The FINOVA Group Inc. (OTC: FNVG) announced that its principal operating subsidiary, FINOVA Capital Corporation, has fully repaid its $5.6 billion loan from Berkadia LLC, a joint venture between Berkshire Hathaway, Inc. and Leucadia National Corporation.  The loan was received in August 2001 in conjunction with FINOVA’s emergence from bankruptcy.  The Berkadia loan was scheduled to mature in 2006 but was repaid earlier due to accelerated collections from FINOVA’s liquidating portfolio.

Although the Berkadia loan has been repaid, FINOVA remains obligated to repay the $3.0 billion principal balance outstanding on its 7.5% Senior Secured Notes (the “Senior Notes”).  Beginning May 15, 2004, in accordance with the terms of the Indenture governing the Senior Notes, the Company will use any excess cash, as defined in the Indenture, to make semi-annual principal payments on the Senior Notes.  The Company, however, does not believe that it has sufficient assets to fully repay this debt, and the Indenture prohibits the Company from engaging in new business.  Therefore, FINOVA intends to rely on the liquidation of its remaining assets as its only meaningful source of cash.

Shareholders should not expect any payments or distributions from FINOVA.  The Indenture contemplated that once principal payments on the Senior Notes had begun, FINOVA’s shareholders would receive a distribution equal to 5.263% of each principal repayment.  However, the Indenture prohibits FINOVA from making distributions to shareholders if they would “render the Company insolvent, would be a fraudulent conveyance . . . or would not be permitted to be made . . . under applicable law.”  Given the Company’s significant negative net worth (approximately $784.2 million at September 30, 2003, or $1.4 billion if the Senior Notes are considered at their principal amount due) and its belief that the Senior Notes will not be fully repaid, FINOVA intends to retain an amount equal to the shareholder distribution contemplated by the Indenture until such time, if ever, that it is no longer restricted from making a distribution to its shareholders or until it is required to use the cash to satisfy its debt obligations.

FINOVA believes that it will be unable to fully repay its senior debt and that it is unlikely that it will be able to make distributions on its common stock.  Consequently, investing in the Senior Notes and Common Stock involves a high level of risk.

The Management Agreement between FINOVA and Leucadia National Corporation was not affected by the repayment of the Berkadia loan, and Leucadia will continue to manage the operations of FINOVA pursuant to that agreement, which expires in 2011.

To help maintain the stability of its workforce throughout the remainder of the liquidation, FINOVA’s Board of Directors approved the establishment of two grantor trusts to secure the company’s severance and bonus obligations to all remaining employees.  These trusts, which secure existing severance and bonus plans and do not increase the Company’s obligations to its employees, were funded in November 2003 with approximately $24 million.

The FINOVA Group Inc., through its principal subsidiary, FINOVA Capital Corporation, is a financial services company based in Scottsdale, Arizona.

This news release contains certain forward-looking statements, in that they do not discuss historical fact, but instead note future expectations.  Forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Those factors could impact FINOVA’s ability to repay its outstanding indebtedness and/or generate returns for its shareholders, among other items.

FINOVA does not intend to update forward-looking statements to reflect actual results or changes in assumptions or other factors that could affect those statements.  FINOVA cannot predict the risk from reliance on forward-looking statements in light of the many factors that can affect their accuracy.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FINOVA GROUP INC.

Date: February 9, 2004	By:	/s/ Richard Lieberman
Richard Lieberman
Senior Vice President
General Counsel & Secretary